Exhibit 99.3

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

OFFER TO EXCHANGE

Up to $750,000,000

Aggregate Principal Amount of Newly Issued

3.450% Senior Notes due 2026 (CUSIP No. 960386 AL4)

For

a Like Principal Amount of Outstanding Restricted

3.450% Senior Notes due 2026 (CUSIP Nos. 960386 AJ9 and U96036 AB1)

THIS EXCHANGE OFFER (THE “EXCHANGE OFFER”) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2017, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Brokers, Dealers, DTC Participants, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus, dated                     , 2017, of Westinghouse Air Brake Technologies Corporation (the “Company”), and a related Letter of Transmittal, that together constitute the Company’s offer to exchange its 3.450% Senior Notes due 2026 (CUSIP No. 960386 AL4) (the “Exchange Notes”), which will be issued in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of the Company’s outstanding restricted 3.450% Senior Notes due 2024 (CUSIP Nos. 960386 AJ9 and U96036 AB1) (the “Original Notes”).

We are asking you to contact your clients for whom you hold Original Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Original Notes registered in their own names.

Enclosed herewith are copies of the following documents for forwarding to your clients:

1. the prospectus, dated                     , 2017;

2. a form of letter of transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding;

3. a form of notice of guaranteed delivery to be used to accept the exchange offer if certificates and all other required documents are not immediately available or if time will not permit all required documents to reach the exchange agent on or prior to the Expiration Date or if the procedure for book-entry transfer (including a properly transmitted agent’s message) cannot be completed on a timely basis; and

4. instructions to a registered holder from the beneficial owner for obtaining your clients’ instructions with regard to the exchange offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the prospectus) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer.

Please refer to “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Guaranteed Delivery Procedures” in the prospectus for a description of the procedures which must be followed to tender Original Notes in the exchange offer.

Any inquiries you may have with respect to the exchange offer may be directed to the exchange agent at (800) 344-5128, Option 0, or at the address set forth on the cover of the Letter of Transmittal. Additional copies of the enclosed material may be obtained from the exchange agent.

Very truly yours,

/s/ Westinghouse Air Brake Technologies Corporation

Westinghouse Air Brake Technologies Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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